UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2013

Car Charging Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-149784	03-0608147
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1691 Michigan Avenue, Sixth Floor
Miami Beach, Florida 33139
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (305) 521-0200

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule I4a-12 under the Exchange Act (17CFR240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 11, 2013, the Board of Directors (the “Board”) for Car Charging Group, Inc. (the “Company”) appointed William Fields as a member of the Board, increasing the number of members on the Board from four to five.

The Board has determined that Mr. Fields qualifies as an independent in accordance with the rules set forth by the standards set forth in Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended (“Rule 10A-3(b)”).

Mr. Fields, 63, is Chairman of Intersource Co. Ltd., Chairman of Four Corners International, and General Partner of Origentics. Previously, Mr. Fields served as Chairman and Chief Executive Officer of Factory 2-U Stores, Inc. from 2002 to 2003, President and Chief Executive Officer of Hudson’s Bay Company from 1997 to 1999 and as Chairman and Chief Executive Officer of Blockbuster Entertainment Group, a division of Viacom, Inc., from 1996 to 1997. Mr. Fields has also held numerous positions with Wal-Mart Stores, Inc., which he joined in 1971. He left Wal-Mart in March 1996 as President and Chief Executive Officer of Wal-Mart Stores Division, and Executive Vice President of Wal-Mart Stores, Inc. Mr. Fields has also served as a director of the following companies during the past five years: Lexmark International as Director since 1996, Biosara Corporation, as Chairman, since 2009, Graphic Packaging Corporation from 2005 to 2008, Sharper Image Corporation from 2006 to 2008, and VitaminSpice LLC from 2009 to 2010.

In nominating Mr. Fields to serve as a Director of the Company, the Board of Directors concluded that the following experience, qualifications and skills qualify Mr. Fields to serve as a Director of the Company: significant executive management experience gained as a chief executive officer of four companies, including three publicly-traded companies; valuable experience in retail, supply chain, and consumer goods marketing; strong international experience gained as an executive officer at Wal-Mart Stores, Inc., one of the largest retail chains in the world, Blockbuster Entertainment Group, and Hudson’s Bay Company, Canada’s largest diversified general merchandise retailer; strong educational background with a bachelor’s degree in Economics and Business from the University of Arkansas; financial expertise acquired as a chief executive officer; and significant experience gained as a director of multiple publicly-held companies.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Mr. Fields.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Director Agreement

In conjunction with the appointment, the Company entered into a director agreement (the “Agreement) with Mr. Fields. Every year that he is a member of the Board, Mr. Fields will receive five-year options to purchase 12,000 shares at an exercise price equal to $0.01 above the closing price on the date of grant, which will vest two years following the grant date. For every board meeting he attends, Mr. Fields will receive five-year options to purchase 5,000 shares at an exercise price equal to $0.01 above the closing price on the date of grant, which will vest two years following the grant date, and $1,500, which can be paid in shares at a value of $3,000 at the Company’s discretion. Additionally, should Mr. Fields become chairman of any Board committee, he will receive $1,500 for every committee meeting attended, which can be paid in shares at a value of $3,000 at the Company’s discretion. Upon the execution of the Agreement, Mr. Fields received 50,000 shares.

The foregoing description of the Director Agreement is subject to and qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”) and is incorporated by reference into this Item 5.02.

Item 8.01     Other Events

Press Release

On February 20, 2012, the Company issued a press release, attached as exhibit 99.1 to this Report, announcing the appointment of Mr. Fields as Chairman of the Board.

Item 9.01      Financial Statement and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Director Agreement
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 18, 2013

Car Charging Group, Inc.

By:	/s/ Michael D. Farkas
Michael D. Farkas
Chief Executive Officer